Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 7, 2014 relating to (1) the 2013 financial statements and the retrospective adjustments to the 2012 and 2011 financial statement disclosures of Media General, Inc. and subsidiaries (the “Company”) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Richmond, Virginia

December 22, 2014